Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Etsy, Inc. of our report dated February 26, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Etsy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 26, 2020